Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 5th day of December, 2013, by and between ROMIL BAHL (“Executive”) and PRGX GLOBAL, INC., a Georgia corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A. Executive was employed as the Chief Executive Officer and President of Company pursuant to an employment agreement between Executive and Company dated as of January 8, 2009, effective as of January 21, 2009 (“Employment Agreement”).

B. Executive’s employment ended as of November 15, 2013 (the “Separation Date”).

C. Company and Executive wish to acknowledge termination of the Employment Agreement and avoid any disputes which could arise under the Employment Agreement and have therefore agreed to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Termination of Employment. The Parties agree that, effective as of the Separation Date, (a) the Employment Agreement has terminated, (b) Executive has waived the right to 60 days’ written notice of termination of Executive’s employment as set forth in Section 7(d) of his Employment Agreement, (c) Executive’s employment with Company has terminated, (d) Executive is no longer serving as the Chief Executive Officer and President of Company, as an officer of any subsidiary of Company or as a member of the Board of Directors of Company or of any subsidiary of Company, and (e) except as otherwise specifically set forth in this Agreement, all benefits, privileges and authorities related to Executive’s employment with Company, or positions held with Company or any of its subsidiaries, have ceased.

2. No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.

3. Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment on the Separation Date, Executive upon reasonable notice will make himself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company. Notwithstanding the foregoing, this Section 3 shall not, in any event, require Executive to make himself available for more than four (4) hours in any week or more than twenty (20) hours in total.

4. Consideration.

(a) In consideration for Executive’s agreement to terminate the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:

(i) Pay severance to Executive in the form of salary continuation for the eighteen (18) months immediately following the Separation Date (“Severance Period”). Such payments shall be made in accordance with Company’s standard pay practices in an amount equal to twenty-five thousand three hundred eighty-eight dollars and forty-seven cents ($25,388.47) per bi-weekly pay period following Executive’s Separation Date, except that no payments shall be made during the period that begins immediately after the Separation Date and ends on the earlier of (i) Executive’s death or (ii) six (6) months after the Separation Date. The payments that would otherwise have been made in such period shall be accumulated and paid in a lump sum on the first bi-weekly pay period after the end of such period.

(ii) Pay an amount equal to Executive’s actual earned full-year bonus for 2013, pro-rated based on the number of days Executive was employed for such year on and before the Separation Date, payable at the time Executive’s annual bonus for such year otherwise would have been paid had Executive continued employment, and provide documentation to Executive supporting the bonus calculation. Payment of a pro-rated bonus hereunder will be dependent upon (x) the size of the overall bonus pool for 2013 and (y) twenty percent (20%) on Company’s 2013 revenue performance and eighty percent (80%) on Company’s 2013 adjusted EBITDA performance, in the same manner as are applicable to similarly-situated executives of the Company who participate in the annual bonus plan for 2013.

(iii) Continue after the Separation Date any health care (medical, dental and vision) plan coverage, other than under a flexible spending account, provided to Executive and Executive’s spouse and dependents at the Separation Date for the Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to Executive as available to similarly-situated active employees during such Severance Period, provided that such continued coverage shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans.

(iv) Vest in full, effective as of the date upon which the revocation period for the Release described in Section 4(b) below expires without Executive having elected to revoke the Release, all of Executive’s outstanding unvested options, restricted stock and other equity-based awards including without limitation the performance units granted to Executive on June 19, 2012. Additionally, all of Executive’s outstanding stock options shall remain outstanding until the earlier of (i) one (1) year after the Separation Date or (ii) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of Executive’s employment).

(v) Payment of one (1) year of outplacement services from Executrak or an outplacement service provider of Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if Executive does not begin using such services within 60 days after the Separation Date.

(vi) Pay the sum of salary continuation to Executive plus reimbursement for Company’s contribution to the cost of Executive’s benefits (not including paid time off), in lieu of sixty (60) days’ written notice of termination, for the sixty (60) days immediately following the Separation Date. Such payments shall be made in accordance with the Company’s standard pay practices in an amount equal to twenty-five thousand eight hundred twenty dollars and eighty-one cents ($25,820.81) per bi-weekly pay period immediately following Executive’s Separation Date.

(vii) Pay to Executive an amount equal to the product of (A) any matching contribution that Executive would have received in Company’s 401(k) plan for 2013 had Executive remained employed through the end of 2013 multiplied by (B) 1.9212 (rounded to the nearest whole cent), in a single lump sum within thirty (30) days after the time such matching contribution would have been contributed to Executive’s account in Company’s 401(k) plan had Executive remained employed with Company (but in any event no earlier than January 1, 2014 and no later than September 15, 2014), if and only if Company elects to make matching contributions to 401(k) plan participants as a whole.

(viii) Pay to Executive ten thousand two hundred sixty-three dollars and twenty-nine cents ($10,263.29) in a single lump sum within thirty (30) days after the Separation Date in lieu of the paid time off that Executive would have accrued during the sixty (60) days immediately following the Separation Date had Executive remained employed.

(b) Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than any payments required to be made by Company pursuant to Section 4(a)(vi), (vii) and (viii) above and Section 5 below) unless, within thirty (30) days after the Separation Date: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein (other than that set forth in Section 4(a)(vi), (vii) and (viii) above or Section 5 below) absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release. Any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by Company pursuant to Section 4(a)(vi), (vii) and (viii) above and Section 5 below and the vesting of outstanding unvested options, restricted stock and other equity-based awards as set forth in Section 4(a)(iv) above) within the thirty (30) days after the Separation Date shall be accumulated and paid in a lump sum, or as to benefits continued at Executive’s expense subject to reimbursement, reimbursement shall be made, on the first bi-weekly pay period occurring more than thirty (30) days after the Separation Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release.

(c) As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the cessation of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or his Employment Agreement, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth in this Section 4(c).

5. Other Benefits.

Nothing in this Agreement or the Release shall:

(a) alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b) affect Executive’s right (if any) to elect and (subject to Section 4(a)(ii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.), as amended; or

(c) affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Separation Date and is unpaid, (ii) any reimbursable expenses that Executive has incurred before the Separation Date but are unpaid (subject to the Company’s expense reimbursement policy) and (iii) any unused paid time off days to which Executive is entitled to payment as of the Separation Date, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Separation Date.

6. Restrictive Covenants.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Business of the Company” means services to (A) identify clients’ erroneous or improper payments, (B) assist clients in the recovery of monies owed to them as a result of overpayments and overlooked discounts, rebates, allowances and credits, and (C) assist clients in the improvement and execution of their procurement and payment processes.

(ii) “Confidential Information” means any information about the Company or the Company’s subsidiaries and their employees, customers and/or suppliers which is not generally known outside of the Company or the Company’s subsidiaries, which Executive learned in connection with Executive’s employment with the Company, and which would be useful to competitors or the disclosure of which would be damaging to the Company or the

Company’s subsidiaries. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which the Company or the Company’s subsidiaries obtains products from their suppliers and sells services and products to customers; (C) the nature, origin, composition and development of the Company or the Company’s subsidiaries’ services and products; and (D) the manner in which the Company or the Company’s subsidiaries provide products and services to their customers.

(iii) “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of the Company.

(iv) “Restricted Territory” means, and is limited to, the geographic area described in Exhibit B attached hereto. Executive acknowledges and agrees that this is the area in which the Company and its subsidiaries did business, and in which the Executive had responsibility, at a minimum, on behalf of the Company and the Company’s subsidiaries.

(v) “Trade Secrets” means the trade secrets of the Company or the Company’s subsidiaries as defined under applicable law.

(b) Confidentiality. Executive agrees that the Executive will not directly or indirectly, use, copy, disclose or otherwise distribute to any other person or entity: (a) any Confidential Information for a period of five (5) years after the Separation Date; or (b) any Trade Secret at any time such information constitutes a trade secret under applicable law. Upon the termination of Executive’s employment with the Company (or upon the earlier request of the Company), Executive shall promptly return to the Company all documents and items in the Executive’s possession or under the Executive’s control which contain any Confidential Information or Trade Secrets.

(c) Non-Competition. Executive agrees that for a period of two (2) years after the Separation Date, Executive will not, either for himself or on behalf of any other person or entity, compete with the Business of the Company within the Restricted Territory by performing activities which are the same as or similar to those performed by Executive for the Company or the Company’s subsidiaries.

(d) Non-Solicitation of Customers. Executive agrees that for a period of two (2) years after the Separation Date, Executive shall not, directly or indirectly, solicit any actual or prospective customers of the Company or the Company’s subsidiaries with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of the Company.

(e) Non-Recruitment of Employees or Contractors. Executive agrees that for a period of two (2) years after the Separation Date, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Company or the Company’s subsidiaries with whom Executive had Material Contact, to terminate or lessen such employment or contract.

(f) Obligations of the Company. The covenants of Executive contained in the covenants of Confidentiality, Non-Competition, Non-Solicitation of Customers and Non-Recruitment of Employees or Contractors set forth in Subsections 6(b) - 6(e) above (“Protective Covenants”) were made by Executive in consideration for the Company’s agreement to provide Confidential Information to Executive during his employment, and intended to protect Company’s Confidential Information and the investments the Company made in training Executive and developing customer goodwill.

(g) Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 6 are reasonable as to time, scope and territory given the Company and the Company’s subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.

(h) Specific Performance. Executive acknowledges and agrees that any breach of any of the Protective Covenants by him will cause irreparable damage to the Company or the Company’s subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by him.

7. Return of all Property and Information of Company. Executive agrees to return all property of the Company and the Company’s subsidiaries and information within seven (7) days following the Separation Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company or the Company’s subsidiaries to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment, as well as all issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Executive shall certify in writing that all copies of information subject to this Agreement located on the Executive’s computers or other electronic storage devices have been permanently deleted. Provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive’s individual tax returns.

8. No Harassing or Disparaging Conduct.

(a) Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, Executive will not be liable for any unauthorized statements made by any other person or entity, and this Section 8(a) may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

(b) The Company agrees that the directors and executive officers of Company will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future. Notwithstanding the foregoing, the Company will not be liable for any unauthorized statements made by any other employee of the Company, and this Section 8(b) may not be used to penalize the Company for any director, officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.

9. Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than ninety (90) days following the final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company’s subsidiaries or affiliates, including any dispute relating to the cessation of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment Company is obligated to make to Executive under this Agreement, by seeking other employment or otherwise. Except as specifically provided herein, the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Company by reason of any compensation earned by Executive as the result of employment by another employer after the Separation Date or otherwise.

11. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

12. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

13. Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

14. Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

15. No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

16. Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

17. Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.

18. Nonqualified Deferred Compensation.

(a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.

(b) Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

(c) Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six (6) months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(e) Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Romil Bahl
Romil Bahl

“Company” PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums

Title:	Senior Vice President and General Counsel

EXHIBIT A

Form of Release

RELEASE

In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of             , 2013 (the “Agreement”), between ROMIL BAHL (“Executive”) and PRGX GLOBAL, INC. (“Company”), Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a) arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b) arising out of or relating to the cessation of Executive’s employment with Company;

(c) based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d) based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e) arising under the Employment Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

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Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company, and Executive forever waives any interest in or claims of right to any future employment by Company. Executive further covenants not to apply for future employment with Company or otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a) Executive has carefully read and fully understands the provisions of this Release;

(b) Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c) Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;

(d) Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees from any legal action arising prior to the date of execution of this Agreement;

(e) In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;

(f) Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g) Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Romil Bahl

Dated: , 2013

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EXHIBIT B

Restricted Territory

“Restricted Territory” refers to all of the geographic areas described in I. and II. below, collectively.

I.	All of the following Metropolitan Statistical Areas in the U.S., collectively:

Baltimore-Towson, MD

Fayetteville-Springdale-Rogers, AR-MO

Danville, IL

Charlotte-Gastonia-Concord, NC-SC

Dallas-Fort Worth-Arlington, TX

Chicago-Naperville-Joliet, IL-IN-WI

Boise City-Nampa, ID

Minneapolis-Saint Paul-Bloomington, MN-WI

New York-Northern NJ-Long Island, NY-NJ-PA

Phoenix-Mesa-Scottsdale, AZ

Miami-Fort Lauderdale-Pompano Beach, FL

Waco, TX

Milwaukee-Waukesha-West Allis, WI

Memphis, TN-MS-AR

Seattle-Tacoma-Bellvue, WA

Trenton-Ewing, NJ

Philadelphia-Camden-Wilmington, PA-NJ-DE-MD

Harrisburg-Carlisle, PA

Atlanta-Sandy Springs-Marietta, GA

II. All of the area within the city limits of the following cities and within 25 kilometers of the city limits of the following cities, collectively:

Brampton, Ontario, Canada

Cambridge, Ontario, Canada

Mississauga, Ontario, Canada

Toronto, Ontario, Canada

Montreal, Quebec, Canada

Calgary, Alberta, Canada

Mexico City, Mexico

San Paulo, Brazil

Hemel Hempstead, United Kingdom

London, United Kingdom

Luton, United Kingdom

Manchester, United Kingdom

Lyon — Saint Etienne, France

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Paris, France

Madrid, Spain

Stockholm, Sweden

Hong Kong, China

Shanghai, China

Bangkok, Thailand

Sydney, Australia

Auckland, New Zealand

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